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Cane  O'Neill  Taylor,  LLC


Michael  A.  Cane*     Stephen F.X. O'Neill**     Gary R. Henrie+
Michael  H.  Taylor***     Christine  S.  Beaman****

Telephone: 702-312-6255  /  604-687-5792
2300 West  Sahara Avenue, Suite 500-Box 18
Facsimile: 702-944-7100  /  604-687-6650
E-mail:    mht@stockslaw.com

December  18,  2002

The  Board  of  Directors
Turbodyne  Technologies,  Inc.
6155  Carpinteria  Avenue
Carpinteria,  CA  93013

Dear  Sirs:

Re:     Turbodyne  Technologies,  Inc.  (the  "Company")
     -  2002  Stock  Incentive  Plan
--------------------------------------------------------------------------------

We have acted as legal counsel for Turbodyne Technologies, Inc., a Nevada corporation (the "Company") in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement') filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of up to 7,500,000 shares of the Company's common stock (the "Shares") reserved for issuance through the 2002 Stock Incentive Plan (the "Plan"). This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-B under the Act.

In rendering the opinion set out below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Restated Articles of Incorporation; (c) the Company's Bylaws, as amended and currently in effect; (d) certain records of the Company's corporate proceedings as reflected in its minute books, including minutes of meetings of the Board of Directors approving the Plan; (e) the Plan; and (f) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact, as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. This opinion is based on and limited to the laws of the State of Nevada.

Based upon the foregoing, it is our opinion that, the Shares will be duly authorized, legally and validly issued, fully paid and non-assessable shares of the Company's common stock when issued and sold pursuant to grants of stock awards under the Plan, provided such stock awards are granted in accordance with the terms and conditions of the Plan and the person receiving any grant of stock awards under the Plan performs their obligations to the Company in accordance with the terms of any agreement evidencing the stock award and the Plan.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Yours  truly,

CANE  O'NEILL  TAYLOR,  LLC


/s/ MICHAEL  H.  TAYLOR

MICHAEL  H.  TAYLOR
MHT/dml



*Licensed Nevada, California, Washington and Hawaii State Bars; **Washington and
                             British Columbia Bars;
   *** Nevada and British Columbia Bars; +Utah Bar only; **** Nevada Bar only